SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

      Date of Report: (Date of earliest event reported): September 2, 1998




                               IWI Holding Limited
               --------------------------------------------------
             (Exact name of Registrant as specified in its charter)


                                     0-25108
                              --------------------
                            (Commission file number)

               B.V.I.                                            None
 --------------------------------------------              ----------------
(State or other jurisdiction of incorporation)             (I.R.S. Employer
                                                          Identification Number)


               1010 Executive Court, Suite 300, Westmont, IL 60559
               ---------------------------------------------------
               (Address of principal executive offices) (Zip code)


                                 (630) 887-8288
               --------------------------------------------------
              (Registrant's telephone number, including area code)







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ITEM 1. CHANGES IN CONTROL OF REGISTRANT

     In June 1998, Chan Mau Hing, a New York a resident loaned certain sums to Rhine Investment Holding Company Limited ("Rhine") pursuant to a 60 day promissory note. The collateral for this loan was 918,750 shares of common stock of the Registrant and 3,644,880 shares of preferred stock of the Registrant. Each share of common stock has one vote per share while each share of preferred stock has one-half vote per share. Upon default of the loan by Rhine, the collateral was foreclosed and sold to Bamberg Company Ltd., a British Virgin Islands corporation. As a result of this purchase, Bamberg Company Ltd. now controls approximately 62.6% of the voting power of the Registrant.

ITEM 3. BANKRUPTCY OR RECEIVERSHIP

     On September 2, 1998 an Official Receiver was appointed as the Provisional Liquidator for the ultimate parent of the Registrant, Rhine Holdings Limited.

     On September 3, 1998, Kennic Lai Hang Lui and Lauren Wu Lau, both of Kennic L.H. Lui & Company, 5th Floor, Ho Lee Commercial Building, 38-44 D'Aguilar Street, Central, Hong Kong, were appointed Joint and Several Agents of the Official Receiver and the Provisional Liquidator of the Company.

     On September 11, 1998, Kennic Lai Hang Lui and Lauren Wu Lau, both of Kennic L.H. Lui & Company, 5th Floor, Ho Lee Commercial Building, 38-44 D'Aguilar Street, Central, Hong Kong, were appointed Joint and Several Special Managers of the Company under an order of the Court issued on the same day.

ITEM 7. FINANCIAL STATEMENTS & EXHIBITS

     (c)  Exhibits

          1. Report of the Joint and Several Managers at the First Meeting of Creditors and Contributors.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            IWI HOLDING LIMITED




Date: October 19, 1998                      By:/s/ Joseph K. Lau
                                               ---------------------------------
                                               Joseph K. Lau, President